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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                       SEC FILE NUMBER 001-12126
                                                       CUSIP NUMBER G2109M100

            (Check One) [ ] Form 10-K  [X] Form 20-F  [ ] Form 11-K
                  [ ] Form 10-Q  [ ] Form N-SAR [ ] Form N-CSR

For Period Ended: December 31, 2002
                 -------------------------------
[  ]     Transition Report on Form 10-K
[  ]     Transition Report on Form 20-F
[  ]     Transition Report on Form 11-K
[  ]     Transition Report on Form 10-Q
[  ]     Transition Report on Form N-SAR
For the Transition Period Ended:
                                ---------------------------

  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                        PART I - REGISTRANT INFORMATION

Full name of registrant China Enterprises Limited
                        -------------------------


Former name if applicable China Tire Holdings Limited
                          ---------------------------


Address of principal executive office (Street and number) 8th Floor, Paul Y.
                                                          Centre, 51 Hung To
                                                          Road
                                                          -------------------

City, state and zip code Kwun Tong, Kowloon Hong Kong
                         ----------------------------



                        PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box) [X]

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)     The subject annual report, semi-annual report, transition
             report on Form 10-K, Form 20-F, 11-K, Form N-SAR, Form N-CSR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
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     (c)     The accountant's statement or other exhibit required by Rule
             12b-25(c) has been attached if applicable.


                             PART III - NARRATIVE

State below in responsible detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is not able to file its Form 20-F for the year ended December 31, 2002 within the prescribed time period because US GAAP (or US GAAP reconciled) audited financial statements of a less than 50% owned subsidiary that the Registrant anticipates being included in the Registrant's filing are not yet available.



                         PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Ms. Carol Stubblefield         212                626-4729
         --------------------------     -----------        ------------------
                  (Name)                (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
         [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           China Enterprises Limited
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  June 26, 2003                    By /s/ Yap, Allan
     ----------------------------         --------------------------------------
                                          (Name) Dr. Yap, Allan
                                          (Title) Vice-chairman